Exhibit 10d-iii, Exhibit 10e-iii, Exhibit 10h-iii, Exhibit 10l-iii


AMENDMENT TO PLANS

On April 18, 2000, the Company's Board of Directors approved an amendment to the Rogers Corporation: (i) 1988 Stock Option Plan, as restated September 14, 1989,
(ii) 1990 Stock Option Plan-Restatement No. 3, (iii) 1994 Stock Compensation Plan, as restated October 17, 1996, and (iv) 1998 Stock Incentive Plan. The purpose of this amendment was to change any and all references to the American Stock Exchange to the New York Stock Exchange and if the Company's Capital Stock ceases to be traded on the New York Stock Exchange then stock valuations will be based on such other method as is designated by the committee of the Board of Directors that is responsible for the administration of the aforementioned plans.

On April 18, 2000 that Board of Directors also approved an amendment to the plans listed below so that the Finance Committee of the Board of Directors would replace the Pension Committee of the Board of Directors in the exercise of all rights and the fulfillment of all responsibilities previously delegated to the Pension Committee, together with any additional rights and responsibilities delegated to the Finance Committee by the Board of Directors with respect to the
Company's: (i) Voluntary Deferred Compensation Plan for Non-Employee Directors, amended and restated, effective as of December 21, 1999, (ii) Voluntary Deferred Compensation Plan for Key Employees, amended and restated, effective as of December 21, 1999, and (iii) Long-Term Enhancement Plan for Senior Executives. On August 17, 2000, the Board of Directors further amended the immediately aforementioned plans by transferring these aforementioned Finance Committee responsibilities to the Compensation and Organizational Committee of the Board of Directors.

Capitalized terms used in this description and not otherwise defined have the meaning set forth in the respective plans.